 FOR:              WesBanco, Inc.
 COMPANY CONTACT:
 John Iannone
 Vice President, Investor Relations
 (304) 905-7021

WesBanco Declares Increase in Quarterly Cash Dividend to Its Shareholders

Wheeling, WV, February 23, 2017 – WesBanco, Inc. (Nasdaq:WSBC), a multi-state bank holding company with total assets of approximately $9.8 billion, announced today that its Board of Directors has approved an 8.3% increase in the quarterly cash dividend to $0.26 per common share from the previous quarterly dividend of $0.24 per common share.  The higher dividend rate will be payable on April 1, 2017 to shareholders of record on March 10, 2017.  This is the tenth increase in the quarterly dividend since 2010, and represents an increase of 86% over that period.

The WesBanco Board of Directors approved this most recent cash dividend increase based in part on the Company's strong earnings achieved during 2016, as well as WesBanco's strong regulatory capital and liquidity positions.  The new cash dividend represents an annualized cash dividend rate of $1.04 per common share.  Based upon yesterday's closing common stock price of $41.49, the new dividend equates to a yield of approximately 2.5%.

About WesBanco, Inc.
Founded in 1870, WesBanco, Inc. (www.wesbanco.com) is a multi-state, bank holding company with total assets of approximately $9.8 billion (as of December 31, 2016). WesBanco is a diversified and well-balanced financial services institution, with a community bank at its core, built upon a strong legacy of credit and risk management. WesBanco has meaningful market share across its key geographies maintained by its commitment to dedicated customer service and solid fee-based businesses. It also provides wealth management services through a century-old trust and wealth management business, with more than $3 billion of assets under management, and serves as registered investment advisor to a proprietary mutual fund family, the WesMark Funds.  WesBanco's banking subsidiary, WesBanco Bank, Inc., operates 173 financial centers in the states of Indiana, Kentucky, Ohio, Pennsylvania, and West Virginia. In addition, WesBanco operates an insurance agency, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.